EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-38024 and 333-69723 of Del Global Technologies Corp. on Form S-8 of our report dated June 26, 2000, appearing in this Annual Report on Form 11-K of Del Global Technologies Corp. 401(k) Plan for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Jericho, NY

June 29, 2000